Exhibit 99.1

News Release

Inquiries: Jeanne Leonard, Liberty Property Trust, 610.648.1704

Fredric Tomczyk Joins Liberty Property Trust’s Board of Trustees

Malvern, PA – December 1, 2014 - Liberty Property Trust announced today that Fredric J. Tomczyk has joined Liberty’s board of trustees.

“Liberty Property is pleased to welcome Fred Tomczyk to our board,” said Bill Hankowsky, Liberty’s chairman and chief executive officer. “Mr. Tomczyk’s extensive experience in the financial and capital markets and as an active chief executive officer will provide additional expertise to a company in a capital intensive business.”

Mr. Tomczyk is president and chief executive officer of TD Ameritrade Holding Corporation (NYSE: AMTD). He has served as president and chief executive officer of the TD Ameritrade Holding Corporation since October 2008. He previously served as a member of the company’s board of directors from January 2006 until June 2007, when he accepted the role of chief operating officer at the company, responsible for all operations, technology, retail sales functions and the independent registered investment advisor channel. He remained in that role until he became president and chief executive officer and re-joined the board of directors in October 2008.

Mr. Tomczyk previously served as the vice chair of corporate operations for TD Bank Group (“TD”), as executive vice president of retail distribution for TD Canada Trust (a wholly-owned subsidiary of TD), and as executive vice president and later as president and chief executive officer of wealth management for TD Bank. Prior to joining TD Bank in 1999, he was president and chief executive officer of London Life.

In addition to Mr. Tomczyk and Mr. Hankowsky, Liberty’s board of trustees consists of Frederick F. Buchholz, executive vice president, Lend Lease Real Estate Investments (retired); Tom DeLoach,

executive vice president, Mobil Oil Corporation (retired); Katherine Dietze, global chief operating officer, investment banking division of Credit Suisse First Boston (retired); Antonio Fernandez, executive vice president and chief supply chain officer at Pinnacle Foods, Inc.; Daniel P. Garton, president and chief executive officer, American Eagle Airlines (retired); M. Leanne Lachman, president, Lachman Associates; David L. Lingerfelt, shareholder to the firm of Parker, Pollard, Wilton and Peaden, PC.

About the Company

Liberty Property Trust (NYSE:LPT) is a leader in commercial real estate, serving customers in the United States and United Kingdom through the development, acquisition, ownership and management of superior office and industrial properties. Liberty's 105 million square foot portfolio includes more than 750 properties providing office, distribution and light manufacturing facilities to 1,800 tenants.

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